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                                                                    Exhibit 99.1

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FOR MORE INFORMATION:
Tony Scullion                                              Lazar Partners, Ltd.
Chief Executive Officer                                    Fern Lazar, President
(201) 802-7100                                             (212) 867-1765


                         MEMORY PHARMACEUTICALS APPOINTS
                     ROBERT I. KRIEBEL TO BOARD OF DIRECTORS

MONTVALE, NEW JERSEY - DECEMBER 16, 2004 - Memory Pharmaceuticals Corp. (NASDAQ:
MEMY) today announced the appointment of Robert I. Kriebel to the Company's Board of Directors and as Chairman of the Audit Committee effective December 16, 2004.

Mr. Kriebel currently serves as Senior Vice President and Chief Financial Officer of Neose Technologies, Inc., a biopharmaceutical company focused on improving protein therapeutics. Prior to joining Neose, Mr. Kriebel served as Executive Vice President and Chief Financial Officer of US Bioscience, a pharmaceutical company specializing in the development and commercialization of products for patients with cancer and HIV. Previously, Mr. Kriebel spent sixteen years at Rhone-Poulenc Rorer, Inc. in various positions, including Vice President, Controller of a subsidiary, Armour Pharmaceuticals, Vice President, Investor Relations, and Treasurer of Rorer Group, Inc.

Based on Mr. Kriebel's broad range of financial management expertise, the Company's Board of Directors has also determined that Mr. Kriebel is an "audit committee financial expert" as defined by the applicable Securities and Exchange Commission regulation and as required by the NASDAQ rules.

"Bob is a distinguished financial executive with over 25 years of senior management experience in the pharmaceutical industry," said Jonathan Fleming, Chairman of the Board of Directors. "We are very fortunate to have the benefit of his considerable experience and expertise on the Memory Pharmaceuticals' Board, particularly in the role of Chairperson of the Audit Committee."

Mr. Kriebel replaces Alix Marduel, M.D., managing director of Alta Partners, an early venture capital investor in the Company who has served on the Board of Directors since December 1998. "We appreciate all of Alix's contributions to our success and her support over the past six years," Mr. Fleming further commented.

ABOUT THE COMPANY
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system disorders such as Alzheimer's disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.
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